Exhibit 99.1

FOR IMMEDIATE RELEASE: February 28, 2011

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Reports FY and Q4 2010 Results

2010 revenue $1.09B (24% growth), 2010 net income $13.9M (79% growth)

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for fiscal year 2010 and the quarter ended December 31, 2010.

Key FY 2010 metrics (comparison to FY 2009):

•                  Revenue:  $1,090M vs. $877M (24% increase);

•                  Gross margin: 17.4% vs. 18.8% (140 basis point decrease);

•                  Gross profit:  $189.6M vs. $164.8M (15% increase);

•                  Sales and marketing expense: $61.3M vs. $55.5M (10% increase);

•                  Contribution (non-GAAP measure): $128.3M vs. $109.2M (17% increase);

•                  G&A/Technology expense: $113.9M vs. $101.2M (13% increase);

•                  Reduction in G&A expenses related to the settlement of legal matters: $4.5M vs. $7.1M;

•                  Net income attributable to common shares: $13.8M vs. $7.7M (79% increase); and

•                  Diluted EPS: $0.59/share vs. $0.33/share (79% increase).

Key Q4 2010 metrics (comparison to Q4 2009):

•                  Revenue:  $348.9M vs. $322.4M (8% increase);

•                  Gross margin: 17.0% vs. 17.1% (10 basis point decrease);

•                  Gross profit:  $59.4M vs. $55.0M (8% increase);

•                  Sales and marketing expense: $17.3M vs. $18.6M (7% decrease);

•                  Contribution (non-GAAP measure): $42.2M vs. $36.4M (16% increase);

•                  G&A/Technology expense: $27.4M vs. $23.0M (19% increase);

•                  Reduction in G&A expenses related to the settlement of legal matters: $4.5M vs. $5.2M;

•                  Net income attributable to common shares: $14.8M vs. $12.7M (17% increase); and

•                  Diluted EPS: $0.63/share vs. $0.55/share (15% increase).

The Company will hold a conference call and webcast to discuss its fiscal year and fourth quarter 2010 financial results on Monday, February 28, 2011 at 2:00 p.m. Eastern Time.

Webcast information

To access the live webcast and presentation slides, please go to http://investors.overstock.com.  To listen to the conference call via telephone, dial (866) 551-1816 and enter conference ID 45467265 when prompted.  Participants outside the United States or Canada who do not have Internet access should dial +1 (706) 758-1198 and enter conference ID 45467265 when prompted.

Replay

A replay of the webcast will be available at http://investors.overstock.com starting 2 hours after the live call has ended.  An audio replay of the webcast will be available via telephone starting at 5:00 p.m. Eastern Time on Monday, February 28, 2011, through 11:59 p.m. Eastern Time on Monday, March 7, 2011.  To listen to the recorded webcast by phone, please dial (800) 642-1687 and enter conference ID 45467265 when prompted.  Outside the U.S. or Canada please dial +1 (706) 645-9291 and enter conference ID 45467265 when prompted.

Please email questions to Kevin Moon at kmoon@overstock.com prior to the conference call.

Key financial and operating metrics:

Total revenue — Total revenue for the fiscal year of 2010 and 2009 was $1,090 million and $877 million, respectively, a 24% increase. Total revenue for the fourth quarter of 2010 and 2009 was $348.9 million and $322.4 million, respectively, an 8% increase. Revenue growth slowed throughout the year, from 42% in Q1 to 8% in Q4, due in part to an increasing revenue growth pattern in 2009.   We also experienced softness during the holiday selling season that we believe was due in part to our decision to focus on contribution growth rather than revenue growth, particularly by not heavily promoting our BMMG and consumer electronics categories, both of which are popular holiday categories that typically have lower gross margin.

Gross profit — Gross profit for the fiscal year of 2010 and 2009 was $189.6 million and $164.8 million, respectively, a 15% increase, representing 17.4% and 18.8% of total revenue for those respective periods.  The decrease in gross margin is due primarily to pricing initiatives that were implemented beginning in the third quarter of 2009, partially offset by a shift in sales mix to higher margin products as well as lower returns-related costs. Gross profit for the fourth quarter of 2010 and 2009 was $59.4 million and $55.0 million, respectively, an 8% increase, representing 17.0% and 17.1% of total revenue for those respective periods.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) — Contribution for the fiscal year of 2010 and 2009 was $128.3 million and $109.2 million, respectively, a 17% increase. Contribution margin decreased by 70 basis points to 11.8% from 12.5% in those same periods.  Contribution for the fourth quarter of 2010 and 2009 was $42.2 million and $36.4 million, respectively, a 16% increase. Contribution margin was 12.1% and 11.3% for those same periods.

Contribution (a non-GAAP financial measure) (which we reconcile to “gross profit” in our statement of operations) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. When viewed with our GAAP gross profit less sales and marketing expenses, we believe contribution and contribution margin provides management and users of the financial statements information about our ability to cover our fixed operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).

For further details on contribution and contribution margin, see the calculation of these non-GAAP financial measures and the reconciliation of contribution to gross profit below (in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Total net revenue	$348,870	$322,359	$1,089,873	$876,769
Cost of goods sold	289,458	267,337	900,233	712,017
Gross profit	59,412	55,022	189,640	164,752
Less: Sales and marketing expense	17,250	18,578	61,334	55,549
Contribution	$42,162	$36,444	$128,306	$109,203
Contribution margin	12.1%	11.3%	11.8%	12.5%

Sales and marketing expenses — Sales and marketing expenses totaled $61.3 million and $55.5 million for the fiscal year 2010 and 2009, respectively, a 10% increase and representing 5.6% and 6.3% of revenue for those respective periods.  Sales and marketing expenses totaled $17.3 million and $18.6 million for the fourth quarter of 2010 and 2009, respectively, a 7% decrease and representing 4.9% and 5.8% of revenue for the same periods. The decrease in sales and marketing costs as a percentage of total net revenue was primarily due to more efficient marketing spending.

Technology expenses — Technology expenses totaled $58.3 million and $52.3 million for the fiscal year 2010 and 2009, respectively, an 11% increase and representing 5.3% and 6.0% of revenue for those respective periods. The $5.9 million increase is primarily due to a $6.5 million increase in salaries and benefits expense (primarily due to increases in staffing), and a $1.5 million increase in depreciation expense as result of investments in information technology assets, partially offset by a $1.4 million decrease in bonus expense as a result of lower than expected financial performance. Technology expenses totaled $15.9 million and $13.5 million for the fourth quarter of 2010 and 2009, respectively, an 18% increase, and representing 4.6% and 4.2% of revenue for those respective periods.

General and administrative (“G&A”) expenses — G&A expenses totaled $55.7 million and $48.9 million for the fiscal year 2010 and 2009, respectively, a 14% increase, and representing 5.1% and 5.6% of total revenue for those respective periods.  The $6.7 million increase is due to a $5.1 million increase in salaries and benefits expense (primarily due to increases in staffing), a $2.3 million increase in professional service fees for our external auditors and a $2.0 million increase in legal fees, partially offset by a $3.2 million decrease in bonus expense in 2010 as a result of lower than expected financial performance. The increase in legal fees primarily resulted from a $2.6 million reduction in payments received from the settlement of legal matters during 2010 compared to 2009. We recognized a reduction in G&A expenses of $4.5 million and $7.1 million during 2010 and 2009, respectively, related to the settlement of legal matters. The reduction in G&A expenses of $4.5 million in 2010 is related to the legal settlement announced in the Form 8-K filed on December 16, 2010. G&A expenses totaled $11.5 million and $9.5 million for the fourth quarter of 2010 and 2009, respectively, a 22% increase and representing 3.3% and 2.9% of total revenue for those respective periods.

Restructuring — There were no restructuring charges during 2010 and 2009. We reversed $569,000 of lease termination costs liability during 2010 and $66,000 during 2009 due to the reoccupation of space we previously ceased to use.

Operating income — Operating income for the fiscal year of 2010 was $15.0 million compared to $8.0 million in 2009, a $6.9 million increase.  Operating income for the fourth quarter of 2010 was $15.1 million compared to $13.4 million in 2009, a $1.7 million increase.

Interest income — Interest income was $157,000 and $170,000 for  2010 and 2009, respectively, and $46,000 and $9,000 in the fourth quarter of 2010 and 2009, respectively.

Interest expense — Interest expense was $3.0 million and $3.5 million in 2010 and 2009, and $732,000 and $763,000 during the fourth quarter of those same periods. Interest expense is largely related to interest incurred on our Senior Notes, our finance obligations and capital leases. The decrease in interest expense in 2010 is primarily a result of extinguishments of long-term debt.

Other income, net — Other income, net for the fiscal year 2010 and 2009 was $2.1 million and $3.3 million, respectively. The decrease was primarily due to lower gains on extinguishment of long-term debt, partially offset by an increase in gift card breakage income in 2010. Other income, net for the fourth quarter of 2010 and 2009 was $678,000 and $290,000, respectively.

Income taxes — Our provision for income taxes for 2010 and 2009 of $359,000 and $257,000 is for federal alternative minimum tax and certain income tax uncertainties, including interest and penalties.

Net income attributable to common shares — Net income attributable to common shares for the fiscal year 2010 was $13.8 million, or $0.59 per share on a fully diluted basis, compared to net income attributable to common shares of $7.7 million, or $0.33 per share on a fully diluted basis for the fiscal year of 2009.  Net income attributable to common shares for the fourth quarter of 2010 was $14.8 million, or $0.63 per share on a fully diluted basis, compared to net income attributable to common shares of $12.7 million, or $0.55 per share on a fully diluted basis for the fourth quarter of 2009.

Free cash flow (a non-GAAP financial measure) — Free cash flow for 2010 and 2009 totaled ($4.2) million and $38.8 million, respectively.  The $43.0 million year over year decrease was due primarily to $13.2 million of incremental capital expenditures in 2010 over 2009, and a $29.8 million decrease in operating cash flow due primarily to changes and timing differences in inventory, accounts payable, and accrued liabilities that were partially offset by changes in net income, depreciation and amortization, and gains on the early retirement of our Senior Notes.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure, since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. However, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for future investment, debt retirement or other changes to our capital structure after we have paid all of our expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Year ended December 31,
	2010	2009
Net cash provided by operating activities	$16,322	$46,117
Expenditures for fixed assets, including internal-use software and website development	(20,511)	(7,275)
Free cash flow	$(4,189)	$38,842

Cash and working capital — At December 31, 2010, we had cash and cash equivalents of $124.0 million.  Working capital was $14.7 million and $51.2 million at December 31, 2010 and December 31, 2009, respectively.  The decrease in working capital is primarily due to the reclassification of the remaining balance of Senior Notes outstanding at December 31, 2010 of $34.5 million from long-term to current liabilities as the Senior Notes mature on December 1, 2011.

On February 1, 2011 our Board of Directors approved a $10 million increase to our previously-announced debt repurchase program. With this increase we may repurchase up to $15 million of our outstanding Senior Notes. On February 7, 2011, we repurchased an additional $10.1 million of our outstanding Senior Notes reducing the balance outstanding to a face amount of $24.5 million.

About Overstock.com

Overstock.com, Inc. (short cut: O.co) is a Savings Engine offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com and http://www.o.co. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

# # #

Overstock.com® is a registered trademark and O.co™ and Savings Engine™ are trademarks of Overstock.com, Inc.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact.  Our Form 10-K for the year ended December 31, 2009, our subsequent quarterly reports on Form 10-Q, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in or contemplated or implied by any projections, estimates or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue, net
Direct	$69,188	$55,053	$209,646	$150,901
Fulfillment partner	279,682	267,306	880,227	725,868

Total net revenue	348,870	322,359	1,089,873	876,769

Cost of goods sold
Direct	62,932	48,490	187,124	130,890
Fulfillment partner	226,526	218,847	713,109	581,127

Total cost of goods sold	289,458	267,337	900,233	712,017

Gross profit	59,412	55,022	189,640	164,752

Operating expenses:
Sales and marketing	17,250	18,578	61,334	55,549
Technology	15,948	13,538	58,260	52,336
General and administrative	11,499	9,458	55,650	48,906
Restructuring	(433)	—	(569)	(66)

Total operating expenses	44,264	41,574	174,675	156,725

Operating income	15,148	13,448	14,965	8,027

Interest income	46	9	157	170
Interest expense	(732)	(763)	(2,962)	(3,470)
Other income, net	678	290	2,088	3,277
Income before income taxes	15,140	12,984	14,248	8,004

Provision for income taxes	(281)	(257)	(359)	(257)

Net income	$14,859	$12,727	$13,889	$7,747

Deemed dividend related to redeemable common stock	(12)	(13)	(112)	(48)

Net income attributable to common shares	$14,847	$12,714	$13,777	$7,699

Net income per common share - basic:	$0.64	$0.56	$0.60	$0.34
Net income per common share - diluted:	$0.63	$0.55	$0.59	$0.33

Weighted average common shares outstanding - basic:	23,060	22,838	23,019	22,821
Weighted average common shares outstanding - diluted:	23,466	23,272	23,366	23,067

Other data:
Gross bookings	$395,238	$358,389	$1,210,983	$966,560
Auction gross merchandise volume	5,286	3,121	15,858	13,903
Average customer acquisition cost (in dollars)	13.85	14.92	16.86	17.88

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$124,021	$139,757
Restricted cash	2,542	4,414
Accounts receivable, net	13,560	11,640
Inventories, net	32,114	23,375
Prepaid inventories, net	2,082	2,879
Prepaids and other assets	11,651	10,275
Total current assets	185,970	192,340
Fixed assets, net	27,800	20,618
Goodwill	2,784	2,784
Other long-term assets, net	1,405	758
Total assets	$217,959	$216,500

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$67,311	$76,623
Accrued liabilities	40,751	43,296
Deferred revenue	24,027	20,665
Convertible senior notes, net	34,484	—
Finance obligations, current	3,922	—
Capital lease obligations, current	729	520
Total current liabilities	171,224	141,104

Capital lease obligations, non-current	113	806
Finance obligations, non-current	12,219	—
Other long-term liabilities	3,175	3,580
Convertible senior notes, net	—	59,466
Total liabilities	186,731	204,956

Redeemable common stock	570	744

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	349,747	343,040
Accumulated deficit	(242,327)	(256,056)
Treasury stock	(76,764)	(76,186)
Total stockholders’ equity	30,658	10,800
Total liabilities and stockholders’ equity	$217,959	$216,500

Overstock.com, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2010	2009

Cash flows from operating activities:
Net income	$13,889	$7,747
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	14,580	12,883
Realized loss on marketable securities	—	48
Loss on disposition of fixed assets	—	183
Stock-based compensation to employees and directors	5,056	4,775
Stock-based compensation to consultants for services	—	10
Amortization of debt discount	391	331
Gain from early extinguishment of debt	(346)	(2,810)
Restructuring reversals	(569)	(66)
Changes in operating assets and liabilities
Restricted cash	1,872	(152)
Accounts receivable, net	(1,920)	(4,540)
Inventories, net	(8,739)	1,344
Prepaid inventories, net	797	(2,118)
Prepaids and other assets	368	(604)
Other long-term assets, net	(215)	(120)
Accounts payable	(9,315)	18,642
Accrued liabilities	(2,575)	9,131
Deferred revenue	3,362	1,433
Other long-term liabilities	(314)	—

Net cash provided by operating activities	16,322	46,117

Cash flows from investing activities:
Purchases of marketable securities	(136)	—
Purchases of intangible assets	(396)	—
Investment in precious metals	(1,657)	—
Sales of marketable securities prior to maturity	—	8,893
Expenditures for fixed assets, including internal-use software and website development	(20,511)	(7,275)
Collection of note receivable	—	1,250

Net cash provided by (used in) investing activities	(22,700)	2,868

Cash flows from financing activities:
Payments on capital lease obligations	(490)	(348)
Drawdowns on line of credit	—	1,612
Payments on line of credit	—	(1,612)
Capitalized financing costs	—	(245)
Proceeds from finance obligations	16,383	—
Payments on finance obligations	(841)	—
Paydown on direct financing arrangement	(197)	(218)
Payments to retire convertible senior notes	(24,865)	(4,563)
Purchase of redeemable stock	(26)	—
Purchase of treasury stock	(825)	(340)
Exercise of stock options	1,503	29

Net cash used in financing activities	(9,358)	(5,685)

Net (decrease) increase in cash and cash equivalents	(15,736)	43,300
Cash and cash equivalents, beginning of period	139,757	96,457

Cash and cash equivalents, end of period	$124,021	$139,757